                                                                                        Exhibit 99.1

SP Holding Corporation and Planetwide Games, Inc. Terminate Merger Agreement

IRVINE, CA - June 5, 2006 - SP Holding Corporation (OTCBB: SPHG) and Planetwide Games, Inc. (“Planetwide Games”), a privately held innovative provider of branded online video games and proprietary software, based in Orange County, California, announced today they have mutually agreed to terminate their plan of merger and reorganization agreement.

Commenting on the announcement, Mark Schaftlein, SP Holding Corporation’s interim CEO, said, “As a result of this decision, we will continue to function as a Development Stage Enterprise while we identify business opportunities to maximize shareholder value.”

SP Holding Corporation will file a copy of this press release with the Securities and Exchange Commission pursuant to Form 8-K, which will be available for free on the SEC’s website at http://www.sec.gov.

About SP Holding Corporation

SP Holding Corporation is a Development Stage Enterprise due to the sale of its operating assets on December 10, 2003. Since that time, the company has been exploring business opportunities to maximize its shareholder value through a merger, acquisition or similar business combination.

About Planetwide Games
Based in Orange County, CA, Planetwide Games, Inc. is establishing itself as a provider of innovative games and application software. The company’s games and applications easily integrate with portals and major game developers, or can be sold separately through downloads and retailer box sales. By providing an enhanced game playing experience with name-brand awareness and ease-of-use, Planetwide creates stronger online communities and new ways of creativity and expression, resulting in customer loyalty and longevity for portals and game developers.  Planetwide Games’ Comic Book Creator is a new and innovative self-publishing software program that empowers users to create custom comic books using their own imaginations and digital images, then publish them for friends online or in print. Planetwide Games also has 3D game engine software to develop branded titles, and a current library of casual games called Pixel Poppers™. The Pixel Popper library contains challenging games of strategy, trivia, sports and card games that can be downloaded to customers, major portals and social communities.  Planetwide Games develops proprietary online technology and software products, and is building a worldwide network of affiliates.  Visit http://www.PlanetwideGames.com and http://www.PlanetwideComics.com.

-More-

Page 2 - Merger Termination

This press release contains forward-looking statements that involve risks and uncertainties. Actual events may differ from forward-looking statements for a number of reasons as well as other factors discussed from time to time in our SEC filings (available on EDGAR or for free at www.sec.gov). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimate or projected. All forward-looking statements included in this document are made as of the date hereof, based on information available to SP Holding Corporation on the date thereof.

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Contact:
SP Holding Corporation
Gil Sharell
Investor Relations
(941) 650-4501
gsharell@sharell.com

Planetwide Games, Inc.
Thomas E. Schiff
Chief Financial Officer
(949) 421-0488